Exhibit 3.1

                         Certificate of Amendment to the
                              Amended and Restated
                         Certificate of Incorporation of
                          Westwood Holdings Group, Inc.

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Company files the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation, which amends the fourth section thereof so as to increase the number of shares of common stock, par value $0.01 per share (the "Common Stock"), authorized to be issued from 10,000,000 shares to 25,000,000 shares.

                                    ARTICLE I

         The name of the Company is Westwood Holdings Group, Inc.

                                   ARTICLE II

         At a meeting of the Board of Directors (the "Board") of the Company held on February 6, 2008, the Board adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable, and directing that such amendment be considered by the stockholders of the Company entitled to vote thereon. The resolution setting forth the proposed amendment is as follows:

                  NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the stockholders of the Company (the "Stockholders"), the Board hereby authorizes and approves the following amendment to the Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued from 10,000,000 shares to 25,000,000 shares (the "Amendment"):

                           The first paragraph of Section 4 of the Company's
                  Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                  "Section 4. The Corporation shall have the authority to issue 25,000,000 shares of Common Stock with a par value of $0.01 per share. The Board of Directors of the Corporation has the authority, without further action by the stockholders, to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including without limitation dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders."

                           The remaining provisions of Section 4 of the
                  Company's Amended and Restated Certificate of Incorporation shall remain the same and in full force and effect.

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                                   ARTICLE III

         Thereafter, pursuant to resolution of the Board, the annual meeting of stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment. Specifically, at the time of adoption, the holders of 6,968,708 shares of capital stock of the Company were entitled to vote on said amendment, of which 5,974,892 shares voted for said amendment, 815,553 voted against said amendment and 2,791 shares abstained from voting.

                                   ARTICLE IV

Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.


IN WITNESS WHEREOF, I HAVE HEREUNTO SET MY HAND THIS THE 2ND DAY OF MAY, 2008.

                                         WESTWOOD HOLDINGS GROUP, INC.

                                         By:      /s/ Brian O. Casey
                                                  ------------------------------

                                         Name:    Brian O. Casey
                                                  ------------------------------

                                         Title:   President & CEO
                                                  ------------------------------